Exhibit 4.1

AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PENN VIRGINIA RESOURCE PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P. (this "Amendment"), dated as of December 19, 2002, is entered into and effectuated by Penn Virginia Resource GP, LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Sections 5.6 and 13.1 of the Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., dated as of October 30, 2001, as amended (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner in its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner (subject to the provisions of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the General Partner has determined that the issuance of the Class B Common Units provided for in this Amendment is permitted by Section 5.7 of the Partnership Agreement;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the issuance of the Class B Common Units in connection with the acquisition of coal reserves from subsidiaries of Peabody Energy Corporation pursuant to a purchase agreement, dated as of the date hereof, (ii) the conversion of the Class B Common Units into Common Units in accordance with the terms described herein, and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

    Amendment. The Partnership Agreement is hereby amended as follows:

      Section 1.1 is hereby amended to add the following definitions:

      "Class B Common Units" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner and having the rights and obligations specified with respect to the Class B Common Units in this Agreement.

      "Peabody" means Peabody Energy Corporation, a Delaware corporation, and its successors and assigns.

      "Peabody Purchase Agreement" means the Purchase Agreement dated as of December 19, 2002, among the Partnership, Peabody, Eastern Associated Coal Corp. and Peabody National Resources Company.

      "Step-Up Period" means any period after December 19, 2003 that any Class B Common Units are Outstanding (without regard to any provisos of the definition of "Outstanding"); provided however, such period, if any, shall terminate at any time that there are no Class B Common Units Outstanding.

      Section 1.1 is hereby amended by adding the following final proviso to the definition of "Outstanding":

      "provided, further, that for purposes of the foregoing, the Class B Common Units shall be deemed to be of the same class of Partnership Securities as the Common Units."

      Section 4.1 is hereby amended by restating the third sentence of such Section to read in its entirety:

      "Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President, Chief Executive Officer or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner."

      Section 5.10(a) is hereby amended to read in its entirety:

      "Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period, the number of Class B Common Units and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership."

      Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

      Section 5.12 Establishment of Class B Common Units.

        General. The General Partner hereby designates and creates a series of Units to be designated as "Class B Common Units" and consisting of a total of 1,240,833 Class B Common Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.

        Allocations Prior to and During the Step-Up Period. Section 6.1, which provides for the allocation of the items of Partnership income, gain, loss, deduction and credit, shall be applied as though each Class B Common Unit were 1.0 Common Unit; provided that during the Step-Up Period 0.15 divided by 1.15 of each distribution that is made to the holders of a Class B Common Unit shall be treated as an amount that attracts an allocation of gross income pursuant to Section 6.1(d)(iii)(A)(1).

        Distributions Prior to the Step-Up Period. Prior to the Step-Up Period, subject to Section 5.13, the portions of Section 6.3, Section 6.4, and Section 6.5 that provide for the division of distributions shall be applied as though each Class B Common Unit were 1.0 Common Unit.

        Distributions During the Step-Up Period. During the Step-Up Period, the portions of Section 6.4 and Section 6.5 that provide for the division of distributions shall be applied as though each Class B Common Unit were 1.15 Common Units. The increase in distribution on the Class B Common Units shall be effective for the entire Quarter in which the Step-Up Period begins.

        Vote of Common Unitholders. Except as provided in this Section 5.12, the Class B Common Units are not convertible into Common Units. The General Partner shall, as promptly as practicable following the issuance of the Class B Common Units, take such actions as may be necessary or appropriate to submit to a vote or consent of the holders of the Common Units the approval of a change in the terms of the Class B Common Units to provide that each Class B Common Unit will automatically convert into one Common Unit effective upon such approval by the Unitholders of the issuance of additional Common Units upon such automatic conversion. The vote or consent required for such approval will be the requisite vote required under the Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading for the listing or admission to trading of the Common Units that would be issued upon any such conversion. Upon receipt of such approval and compliance with Section 5.12(g), the terms of the Class B Common Units will be changed, automatically and without further action, so that each Class B Common Unit is converted into one Common Unit and immediately thereafter, none of the Class B Common Units shall be Outstanding.

        Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Common Units into Common Units as provided in Section 5.12(e), the terms of such Class B Common Units will be changed so that each Class B Common Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.12(g)) into one Common Unit and immediately thereafter, none of the Class B Common Units shall be Outstanding.

        Surrender of Certificates. Upon receipt of the approval of the holders of the Common Units to convert the Class B Common Units into Common Units in accordance with Section 5.12(e), a change in rules of the National Securities Exchange or a change in facts and circumstances as described in Section 5.12(f), the General Partner shall give the holders of the Class B Common Units prompt notice of such approval or change and each holder of Class B Common Units shall promptly surrender the Class B Common Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Common Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.12(e) or Section 5.12(f), as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

        Voting Rights. Subject to Section 13.3(a), the Class B Common Units will have voting rights that are identical to the voting rights of the Common Units and will vote with the Common Units as a single class, so that each Class B Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote and each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class B Common Units voting as a single class; provided, however, that the Class B Common Units shall not be entitled to vote and shall not be deemed outstanding for purposes of determining a quorum, with respect to matters in which the requisite vote is determined by New York Stock Exchange rules or New York Stock Exchange staff interpretations of such rules for listing of the Common Units.

      Article V is hereby amended to add a new Section 5.13 as follows:

      Section 5.13 Issuance of Units to an Affiliate of Peabody.

        Pursuant to the authority granted to the General Partner under Section 5.6(b), the Common Units and Class B Common Units issued to an Affiliate of Peabody (together, the "Peabody Units") in connection with the acquisition of coal reserves from subsidiaries of Peabody shall be deemed to be a separate class for purposes of distributions for the Quarter ending December 31, 2002 (the "Last Quarter").

        Distributions on the Peabody Units with respect to the Quarter ending December 31, 2002 shall be equal to the product of distributions to the holders of Common Units under Section 6.4 multiplied by a fraction of which the numerator is the number of days in such Quarter that Affiliates of Peabody held such Units and the denominator is 92.

        After the distribution on all Units with respect to the Quarter ending December 31, 2002, the Peabody Units shall no longer be deemed a separate class for purposes of distributions.

        Notwithstanding Section 5.5, the Capital Account of each of the Peabody Units on January 1, 2003 shall equal the Capital Account balance of a Common Unit as of December 31, 2002 (after taking into account all allocations pursuant to Section 6.1 for the taxable year ending December 31, 2002) decreased by the amount distributed in 2003 with respect to a Common Unit for the Last Quarter and increased by the amount distributed in 2003 with respect to a Peabody Unit for the Last Quarter.

      Section 6.1 is hereby amended to add the following proviso at the end of Section 6.1(d)(iii)(A):

      ; provided however, that this Section 6.1(d)(iii)(A) shall not apply to the holders of the Peabody Units referred to in Section 5.13 with respect to distributions for the Quarter ending December 31, 2002.

      Section 7.7(a) is hereby amended to read in its entirety:

        To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to (i) the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership) or (ii) Peabody or its Affiliates with respect to their obligations incurred pursuant to the Peabody Purchase Agreement or the other agreements and transactions contemplated thereby. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

      Section 7.12 is hereby amended by adding the following Section 7.12(e):

      (e) Notwithstanding the foregoing, Peabody and its Affiliates shall not have any rights under this Section 7.12.

      Section 13.3 is hereby amended by restating Section 13.3(e) as follows and adding a new Section 13.3(f) as follows:

    (e) Except as provided in Section 13.1, clauses (a) through (d) of this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

    (f) Notwithstanding the provisions of Sections 13.1 and 13.2, any amendment to this Agreement that would have a material adverse effect on any Incentive Distributions with respect to the Special Member's IDR Percentage Interest as compared to the Managing Member's IDR Percentage Interest (as such terms are defined in the Third Amended and Restated Limited Liability Company Agreement of Penn Virginia Resource GP, LLC, dated as of December 19, 2002, as such agreement may be amended or restated) shall not be effective without the prior written consent of the Special Member (as defined therein) of the General Partner.

    Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

    Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

    Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

PENN VIRGINIA RESOURCE GP, LLC

General Partner

By:
Name: Nancy M. Snyder
Title: Vice President